Exhibit 99.1

RMG Regains Compliance with Nasdaq Listing Requirements

DALLAS, TX – August 31, 2017 – RMG Networks Holding Corporation (NASDAQ: RMGN), or RMG, a leading provider of technology-driven visual communications, today announced it received a letter from the NASDAQ Listing Qualifications Staff on August 30, 2017, notifying the Company that it regained compliance with NASDAQ’s minimum bid price requirements for continued listing. Accordingly, RMG is in compliance with all applicable listing standards and its common stock will continue to be listed on The NASDAQ Capital Market and NASDAQ considers the matter closed.

RMG had previously been notified by NASDAQ on September 19, 2016, that it was not in compliance with the minimum bid price rule because its common stock failed to meet the closing bid price of $1.00 or more for 30 consecutive trading days. In order to regain compliance with the Rule, the Company was required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive trading days. This requirement was met on August 28, 2017, the tenth consecutive trading day when the closing bid price of the Company’s common stock was over $1.00.

© 2017 RMG Networks Holding Corporation. RMG, RMG Networks and its logo are trademarks and/or service marks of RMG Networks Holding Corporation.

About RMG

RMG (NASDAQ: RMGN) goes beyond traditional communications to help businesses increase productivity, efficiency and engagement through digital messaging. By combining best-in-class software, hardware, business applications and services, RMG offers a single point of accountability for integrated data visualization and real-time performance management. The company is headquartered in Dallas, Texas, with additional offices in the United States, United Kingdom and the United Arab Emirates. For more information, visit www.rmgnetworks.com.

Cautionary Note Regarding Forward Looking Statements

Except for historical information contained herein, the matters set forth in this release are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our ability to maintain our listing on the Nasdaq Capital Market. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

Contact:

Investor

Brett Maas/Rob Fink

646-536-7331/646-415-8972

ir@rmgnetworks.com

or

Media

Gloria Lee

972-744-3958

gloria.lee@rmgnetworks.com

Source: RMG Networks Holding Corporation